Exhibit 99.1

Curtiss-Wright Reports First Quarter 2018 Financial Results; Raises Full-Year Organic Guidance

DAVIDSON, N.C.--(BUSINESS WIRE)--May 2, 2018--Curtiss-Wright Corporation (NYSE: CW) reports financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

  Diluted earnings per share (EPS) of $0.98, up 35% compared with the prior year;
  Net sales of $548 million, up 5%, including 3% organic growth;
  Operating income of $64 million, up 35%;
  Operating margin of 11.8%, up 270 basis points;
  Backlog of $2.1 billion, up 2% from December 31, 2017; and
  Share repurchases of approximately $12 million.

Full-Year 2018 Business Outlook

  Full-year 2018 organic guidance reflects a $0.06 increase in full-year EPS driven by the benefit of solid first quarter performance and improved outlook in the Commercial/Industrial segment, which added $10 million to sales and approximately $3 million to operating income;
  Full-year 2018 organic guidance reflects higher sales (up 3-5%), operating income (up 10-13%), operating margin (up 90-110 bps) and diluted EPS (up 19-22%);
  Full-year 2018 guidance updated to include the acquisition of the Dresser-Rand government business (Dresser-Rand) within the Power segment, which added $70 million in sales and $10 million in free cash flow, but reduced operating income by approximately $14 million, operating margin by 100 basis points and diluted EPS by $0.24, due to first year purchase accounting costs associated with the acquisition. Excluding first year purchase accounting costs, the acquisition would otherwise be accretive to 2018 diluted EPS; and
  Overall, we increased full-year 2018 sales guidance by $80 million; reduced operating income guidance by approximately $12 million, reduced operating margin guidance by 100 basis points, and reduced diluted EPS guidance by $0.18 to new range of $5.47 to $5.62 (up 14-17%).

EPS Guidance
Prior Guidance	$ 5.65 - $5.80
Increase driven by solid 1Q performance	$0.06
Guidance prior to impact of acquisition	$ 5.71 - $5.86
Dresser-Rand impact including first year purchase accounting costs	($0.24)
Current Guidance	$ 5.47 - $5.62

“First quarter diluted EPS of $0.98 was ahead of our expectations, as we delivered solid 5% top-line growth, led by increased defense and industrial sales, and improved profitability, driven by the benefits of our ongoing margin improvement initiatives,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation.

“We are off to a solid start to 2018 and anticipate steady, sequential margin and EPS improvement over the remainder of the year. We are projecting another solid organic operational performance this year and expect higher sales in all end markets, double-digit growth in operating income, strong margin expansion and free cash flow conversion in excess of 100%. The recently completed acquisition of Dresser-Rand significantly expands our naval defense business and supports our objective for long-term profitable growth and strong free cash flow generation. Excluding the purchase accounting costs associated with the acquisition, we expect Dresser-Rand to be accretive to 2018 diluted earnings per share. Overall, we are executing on our long-term strategy and continuing to drive solid operating margin expansion and free cash flow generation to deliver significant value for our shareholders.”

First Quarter 2018 Operating Results

(In thousands)	1Q-2018	1Q-2017	Change
Sales	$547,522	$523,591	5%
Operating income	64,498	47,692	35%
Operating margin	11.8%	9.1%	270 bps

Sales

Sales of $548 million in the first quarter increased $24 million, or 5%, compared with the prior year, reflecting a $15 million, or 3%, increase in organic sales, and a $9 million, or 2%, benefit from favorable foreign currency translation.

Higher organic revenues were principally driven by solid defense sales in all three segments. In addition, we also experienced improved industrial demand in the Commercial/Industrial segment and lower power generation revenues in the Power segment.

From an end market perspective, sales to the defense markets increased 12%, 11% of which was organic, while sales to the commercial markets were flat compared with the prior year, as increased sales to the general industrial market were mainly offset by reduced sales to the power generation market. Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the first quarter was $64 million, an increase of $17 million, or 35%, compared with the prior year. These results primarily reflect higher defense and industrial sales, the benefits of our margin improvement initiatives, most notably in the Commercial/Industrial segment, and increased profitability in the Defense segment as we moved beyond the first year purchase accounting costs associated with the Teletronics Technology Corporation (TTC) acquisition, which negatively impacted prior year results.

Operating margin was 11.8%, an increase of 270 basis points over the prior year, primarily reflecting higher revenues and favorable overhead absorption, the benefits of our ongoing margin improvement initiatives, as well as the aforementioned increase in profitability in the Defense segment associated with the TTC acquisition.

Non-segment Expense

Non-segment expenses of $10 million were essentially flat compared with the prior year.

Net Earnings

First quarter net earnings increased 34% compared with the prior year, as higher operating income and lower interest expense more than offset a higher tax rate. The effective tax rate (ETR) for the first quarter was 28.4%, an increase from 20.9% in the prior year quarter, primarily driven by an additional provisional tax expense associated with the 2017 Tax Cuts and Jobs Act (TCJA) for foreign withholding taxes, partially offset by a discrete tax benefit related to share based compensation.

Free Cash Flow

(In thousands)	1Q-2018	1Q-2017
Net cash used for operating activities	$(71,262)	$(24,941)
Capital expenditures	(8,971)	(10,374)
Free cash flow	$(80,233)	$(35,315)
Pension payment	50,000	-
Adjusted free cash flow	$(30,233)	$(35,315)

Free cash flow, defined as cash flow from operations less capital expenditures, was ($80 million) for the first quarter of 2018, a decrease of $45 million compared with the prior year. Adjusted free cash flow, defined as free cash flow excluding a $50 million voluntary contribution to the Company’s corporate defined benefit pension plan, increased approximately $5 million to ($30 million), primarily due to higher cash earnings. Capital expenditures decreased by $1 million to $9 million compared with the prior year period.

New Orders and Backlog

New orders of $605 million in the first quarter decreased 6% compared with the prior year, primarily due to the timing of naval defense orders received within the Commercial/Industrial and Power segments, compared with the prior year period. Backlog of $2.1 billion increased 2% from December 31, 2017.

Other Items – Share Repurchase

During the first quarter, the Company repurchased 93,438 shares of its common stock for approximately $12 million.

Full-Year 2018 Guidance

The Company is updating its full-year 2018 financial guidance to include the recently completed acquisition of the Dresser-Rand government business as well as increased sales and operating income in the Commercial/Industrial segment:

	Prior Guidance	Current Guidance
Total sales	$2.335 - $2.375 billion	$2.415 - $2.455 billion
Operating income	$355 - $365 million	$343 - $353 million
Operating margin	15.2% - 15.4%	14.2% - 14.4%
Interest expense	$37 - $38 million	$36 - $37 million
Effective tax rate	24.0%	24.0%
Diluted earnings per share	$5.65 - $5.80	$5.47 - $5.62
Diluted shares outstanding	44.7 million	44.7 million
Free cash flow	$230 - $250 million	$240 - $260 million
Adjusted free cash flow	$280 - $300 million	$290 - $310 million

Notes:

  Full-year 2018 guidance includes the impact from the adoption of Accounting Standards Update (ASU) 2017-07 that requires the reclassification of the non-service components of Pension expense from Operating Income to Other Income/Expense effective for fiscal years beginning after December 15, 2017. Because our non-service components are a benefit, this accounting change lowered full-year 2018 operating income by $14.0 million and operating margin by 60 basis points. This change is neutral to earnings per share.
  Adjusted free cash flow for full-year 2018 excludes a $50 million voluntary contribution to the Company’s corporate defined benefit pension plan that it elected to make in February 2018.
  A more detailed breakdown of the Company’s 2018 guidance by segment and by market can be found in the accompanying schedules.

First Quarter 2018 Segment Performance

Commercial/Industrial

(In thousands)	1Q-2018	1Q-2017	Change
Sales	$296,641	$278,822	6%
Operating income	39,225	30,552	28%
Operating margin	13.2%	11.0%	220 bps

Sales for the first quarter were $297 million, an increase of $18 million, or 6%, over the prior year. Organic sales increased $11 million, or 4%, while favorable foreign currency translation added $7 million, or 2%. Our results reflect strong sales growth in the aerospace and naval defense markets, led by higher sales of actuation systems on fighter jets and increased valve revenues on the CVN-80 Ford class aircraft carrier program. We also experienced higher sales in the general industrial market, due to solid demand for industrial vehicle products and increased sales of surface treatment services. Sales to the commercial aerospace market were flat, as higher sales of sensors, actuation systems and surface treatment services on narrowbody airplanes were offset by lower revenues resulting from FAA directives.

Operating income in the first quarter was $39 million, an increase of $9 million, or 28%, compared with the prior year, while operating margin increased 220 basis points to 13.2%. The increase in operating income and margin primarily reflects higher sales and favorable overhead absorption for industrial vehicle products, naval valve products, sensors and controls products, and surface treatment services, and includes the benefits of our ongoing margin improvement initiatives.

Defense

(In thousands)	1Q-2018	1Q-2017	Change
Sales	$118,901	$114,662	4%
Operating income	19,728	11,097	78%
Operating margin	16.6%	9.7%	690 bps

Sales for the first quarter were $119 million, an increase of $4 million, or 4%, from the prior year. These results reflect a $2 million, or 2%, increase in organic sales, and a $2 million, or 2%, benefit from favorable foreign currency translation. In the aerospace defense market, our results reflect higher sales of data acquisition and flight test equipment, most notably on the F-18 program. We also experienced higher domestic vehicle product sales, most notably on the G/ATOR program, in the ground defense market.

Operating income in the first quarter was $20 million, an increase of $9 million, or 78%, compared with the prior year, while operating margin increased 690 basis points to 16.6%. This performance reflects increased profitability as we moved beyond the first year purchase accounting costs associated with the TTC acquisition which impacted prior year results, as well as the benefits of our ongoing margin improvement initiatives. Meanwhile, unfavorable foreign currency translation reduced current quarter operating income by approximately $1 million, or 7%.

Power

(In thousands)	1Q-2018	1Q-2017	Change
Sales	$131,980	$130,107	1%
Operating income	15,342	15,545	(1%)
Operating margin	11.6%	11.9%	(30 bps)

Sales for the first quarter were $132 million, an increase of $2 million, or 1%, from the prior year. In the naval defense market, our results reflect higher aircraft carrier revenues, partially offset by lower revenues on the Columbia class submarine, as this program transitions from the development to the production phase. In the power generation market, our results reflect lower revenues on the domestic AP1000 program and lower domestic aftermarket sales supporting currently operating nuclear reactors, which were partially offset by higher revenues on the AP1000 China Direct program and increased international aftermarket sales.

Operating income in the first quarter was $15 million, essentially flat compared with the prior year, while operating margin decreased 30 basis points to 11.6%. This performance reflects reduced sales and profitability in the nuclear aftermarket business and lower revenues on the domestic AP1000 program, partially offset by higher production and profitability on the AP1000 China Direct program.

Conference Call & Webcast Information

The Company will host a conference call to discuss first quarter 2018 financial results at 9:00 a.m. EDT on Thursday, May 3, 2018. A live webcast of the call and the accompanying financial presentation, as well as a replay of the call, will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2018	2017	$	%
Product sales	$444,687	$423,229	$21,458	5%
Service sales	102,835	100,362	2,473	2%
Total net sales	547,522	523,591	23,931	5%

Cost of product sales	299,311	289,610	9,701	3%
Cost of service sales	67,020	67,046	(26)	0%
Total cost of sales	366,331	356,656	9,675	3%

Gross profit	181,191	166,935	14,256	9%

Research and development expenses	15,941	15,591	350	2%
Selling expenses	31,520	29,458	2,062	7%
General and administrative expenses	69,232	74,194	(4,962)	(7%)

Operating income	64,498	47,692	16,806	35%

Interest expense	8,204	10,377	(2,173)	(21%)
Other income, net	4,683	3,847	836	22%

Earnings before income taxes	60,977	41,162	19,815	48%
Provision for income taxes	(17,334)	(8,615)	(8,719)	(101%)
Net earnings	$43,643	$32,547	$11,096	34%

Net earnings per share
Basic earnings per share	$0.99	$0.74
Diluted earnings per share	$0.98	$0.73

Dividends per share	$0.15	$0.13

Weighted average shares outstanding:
Basic	44,188	44,246
Diluted	44,678	44,860

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	March 31,	December 31,	Change
	2018	2017	%
Assets
Current assets:
Cash and cash equivalents	$396,518	$475,120	(17%)
Receivables, net	518,784	494,923	5%
Inventories, net	386,787	378,866	2%
Other current assets	50,688	52,951	(4%)
Total current assets	1,352,777	1,401,860	(4%)
Property, plant, and equipment, net	385,287	390,235	(1%)
Goodwill	1,099,450	1,096,329	0%
Other intangible assets, net	322,856	329,668	(2%)
Other assets	18,689	18,229	3%
Total assets	$3,179,059	$3,236,321	(2%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$982	$150	555%
Accounts payable	165,413	185,176	(11%)
Accrued expenses	102,602	150,406	(32%)
Income taxes payable	8,810	4,564	93%
Deferred revenue	217,959	214,891	1%
Other current liabilities	45,519	35,810	27%
Total current liabilities	541,285	590,997	(8%)
Long-term debt, net	813,576	813,989	0%
Deferred tax liabilities, net	58,486	49,360	18%
Accrued pension and other postretirement benefit costs	67,984	121,043	(44%)
Long-term portion of environmental reserves	14,681	14,546	1%
Other liabilities	104,072	118,586	(12%)
Total liabilities	1,600,084	1,708,521	(6%)

Stockholders' equity
Common stock, $1 par value	$49,187	$49,187	0%
Additional paid in capital	116,221	120,609	(4%)
Retained earnings	1,979,051	1,944,324	2%
Accumulated other comprehensive loss	(198,807)	(216,840)	8%
Less: cost of treasury stock	(366,677)	(369,480)	1%
Total stockholders' equity	1,578,975	1,527,800	3%

Total liabilities and stockholders' equity	$3,179,059	$3,236,321	(2%)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2018	2017	%
Sales:
Commercial/Industrial	$296,641	$278,822	6%
Defense	118,901	114,662	4%
Power	131,980	130,107	1%

Total sales	$547,522	$523,591	5%

Operating income (expense):
Commercial/Industrial	$39,225	$30,552	28%
Defense	19,728	11,097	78%
Power	15,342	15,545	(1%)

Total segments	$74,295	$57,194	30%
Corporate and other	(9,797)	(9,502)	(3%)

Total operating income	$64,498	$47,692	35%

Operating margins:
Commercial/Industrial	13.2%	11.0%
Defense	16.6%	9.7%
Power	11.6%	11.9%
Total Curtiss-Wright	11.8%	9.1%

Segment margins	13.6%	10.9%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2018	2017	%
Defense markets:
Aerospace	$75,941	$65,293	16%
Ground	22,011	19,737	12%
Naval	102,782	90,970	13%
Other	4,581	7,041	(35%)
Total Defense	$205,315	$183,041	12%

Commercial markets:
Aerospace	$99,404	$98,614	1%
Power Generation	99,012	105,551	(6%)
General Industrial	143,791	136,385	5%
Total Commercial	$342,207	$340,550	0%

Total Curtiss-Wright	$547,522	$523,591	5%

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating Income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	March 31,
	2018 vs. 2017
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	4%	28%	2%	85%	1%	(1%)	3%	37%
Acquisitions	0%	0%	0%	0%	0%	0%	0%	0%
Foreign Currency	2%	0%	2%	(7%)	0%	0%	2%	(2%)
Total	6%	28%	4%	78%	1%	(1%)	5%	35%

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. Adjusted free cash flow excludes contributions made to the Company’s corporate defined benefit pension plan. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
	2018	2017

Net cash used for operating activities	$(71,262)	$(24,941)
Capital expenditures	(8,971)	(10,374)
Free cash flow	$(80,233)	$(35,315)
Pension payment	50,000	—
Adjusted free cash flow	$(30,233)	$(35,315)

Free Cash Flow Conversion	(69%)	(109%)

CURTISS-WRIGHT CORPORATION
2018 Guidance (1) (2) (3)
As of May 2, 2018
($'s in millions, except per share data)

		2018 Guidance (Prior)			2018 Guidance (Current)
					2018 Guidance
	2017 Adjusted	Low	High	2018 % Change vs 2017 Adjusted	Low	High	2018 % Change vs 2017 Adjusted
Sales:
Commercial/Industrial	$1,163	$1,183	$1,203		$1,193	$1,213
Defense	555	565	575		565	575
Power	553	587	597		657	667
Total sales	$2,271	$2,335	$2,375	3 to 5%	$2,415	$2,455	6 to 8%

Operating income:
Commercial/Industrial	$168	$174	$179		$177	$182
Defense	109	121	124		121	124
Power	81	94	97		80	83
Total segments	359	389	400		378	389
Corporate and other	(34)	(34)	(35)		(34)	(35)
Total operating income	$325	$355	$365	9 to 12%	$343	$353	6 to 9%

Interest expense	$(41)	$(37)	$(38)		$(36)	$(37)
Other income, net	16	14	14		14	14
Earnings before income taxes	300	332	341		322	331
Provision for income taxes	(85)	(80)	(82)		(77)	(79)
Net earnings	$215	$253	$259		$245	$251

Reported diluted earnings per share	$4.80	$5.65	$5.80	18 to 21%	$5.47	$5.62	14 to 17%
Diluted shares outstanding	44.8	44.7	44.7		44.7	44.7
Effective tax rate	28.3%	24.0%	24.0%		24.0%	24.0%

Operating margins:
Commercial/Industrial	14.5%	14.7%	14.9%	20 to 40 bps	14.8%	15.0%	30 to 50 bps
Defense	19.7%	21.3%	21.5%	160 to 180 bps	21.3%	21.5%	160 to 180 bps
Power	14.7%	16.0%	16.2%	130 to 150 bps	12.2%	12.4%	(230 to 250 bps)
Total operating margin	14.3%	15.2%	15.4%	90 to 110 bps	14.2%	14.4%	(10) to 10 bps

Note: Full year amounts may not add due to rounding

(1) Full-year 2017 and 2018 effective tax rate guidance includes the impacts of the Tax Cuts and Jobs Act.

(2) Full-year 2017 adjusted results and expectations for 2018 guidance include the impacts from the adoption of ASU 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost resulting in the reclassification of the non-service components of Pension expense from Operating Income to Other Income/Expense. This accounting change lowered operating income by $14.6 million and $14.0 million, respectfully, and lowered operating margin by 70 and 60 basis points, respectively, in full-year 2017 and projected full-year 2018 periods. This change is neutral to earnings per share in both periods.

(3) Full-year 2018 guidance updated to include the acquisition of the Dresser-Rand government business (Dresser-Rand) within the Power segment, which adds $70 million in sales, but reduces operating income and operating margin, due to first year purchase accounting costs associated with the acquisition. Guidance update also reflects an improved outlook in the Commercial/Industrial segment.

CURTISS-WRIGHT CORPORATION
2018 Sales Growth Guidance by End Market (1)
As of May 2, 2018

	2018 % Change vs 2017	2018 % Change vs 2017
	(Prior)	(Current)

Defense Markets
Aerospace	8 - 10%	8 - 10%
Ground	0 - 2%	0 - 2%
Navy	0 - 2%	16 - 18%
Total Defense	3 - 5%	9 - 11%
(Including Other Defense)

Commercial Markets
Commercial Aerospace	0 - 2%	0 - 2%
Power Generation	6 - 8%	6 - 8%
General Industrial	3 - 5%	4 - 6%
Total Commercial	3 - 5%	3 - 5%

Total Curtiss-Wright Sales	3 - 5%	6 - 8%

Note: Full year amounts may not add due to rounding

(1) Full-year 2018 guidance updated to include the acquisition of the Dresser-Rand government business, which primarily adds sales to the naval defense market, as well as an improved outlook in the Commercial/Industrial segment, which primarily adds sales to the general industrial market.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,600 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
Jim.Ryan@curtisswright.com